UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 --------------


                                    FORM 8-K

                                 CURRENT REPORT

                                 --------------

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                         Date of Report: March 19, 2004
                        (Date of earliest event reported)


                   NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
               (Exact Name of Registrant as specified in charter)




 Delaware                         000-26749                   11-2581812
---------------                  ------------               --------------
(State or other                 (Commission                 (I.R.S. Employer
Jurisdiction of                  File Number)            Identification Number)
Incorporation)


              26 Harbor Park Drive, Port Washington, New York 11050
               (Address of principal executive offices) (Zip Code)

        Registrant's Telephone Number, including area code (516) 626-0007

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

c) Exhibits

99    Press Release dated March 19, 2004.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  March 22, 2004
                                         By: /s/ James Bigl
                                            -----------------------------------
                                                 James Bigl,
                                                  Chief Executive Officer

                                    EXHIBIT INDEX


Exhibit
Number           Description of Exhibit

99               Press Release issued by Company on March 19, 2004




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

                                                                     EXHIBIT 99


Company Contact
Stuart Fleischer                      Investor Relations Contacts            Media Contact
Chief Financial Officer               David Waldman/John Heilshorn           Chenoa Taitt
NMHC                                  Lippert/Heilshorn & Associates         Lippert/Heilshorn & Associates
516-605-6625                          212-838-3777                           212-838-3777
sfleischer@nmhcrx.com                 dwaldman@lhai.com                      ctaitt@lhai.com


For Immediate Release

           National Medical Health Card Systems Completes $80 Million
                 Strategic Investment from New Mountain Partners
                    - Company Seeks New Acquisition Targets -


     PORT WASHINGTON, N.Y. - March 19, 2004 - National Medical Health Card Systems, Inc. (Nasdaq: NMHC), a national independent pharmacy benefit manager
(PBM) doing business as NMHC Rx, today reported it has completed its self tender offer and its private placement of convertible preferred stock with New Mountain Partners, L.P. and its affiliate (New Mountain), New York-based private equity investment funds, which transactions were previously announced on October 31, 2003. NMHC received shareholder approval for the private placement and related matters at its annual meeting held on March 18, 2004.

     As a result of this transaction, New Mountain has purchased $80 million of convertible preferred NMHC stock, and now owns approximately 66 percent of the outstanding equity of NMHC. NMHC used approximately $49 million of the New Mountain investment to conduct a self tender that expired at 9:00 am today, under which 4,448,900 shares of common stock were tendered to NMHC and purchased at a price of $11.00 per share - all from Bert Brodsky and related shareholders. The balance of the New Mountain investment, net of transaction costs, is intended to be used for acquisition opportunities in the PBM and specialty pharmacy spaces. NMHC will be reporting an $80 million one-time, non-cash reduction in arriving at net income available for common shareholders, known as the beneficial conversion feature, in the fiscal third quarter, ending March 31, 2004.

     James Bigl, president and chief executive officer of NMHC, stated, "We are encouraged by the strong show of support from our shareholders in favor of both the company's strategy and the New Mountain transaction. This investment is our first meaningful capital infusion since the company's public offering in 1999, and provides us over $20 million in cash on hand, which we intend to use for future acquisitions. We are also looking forward to contributions from Steve Klinsky and the entire New Mountain team, along with our continuing and new board members, as we accelerate the company's growth."

     Mr. Bigl concluded, "We greatly appreciate Bert Brodsky's dedication and accomplishments as founder and former chairman of the company, helping take the company from a start-up to becoming a leading PBM with nearly $600 million in revenue. We also look forward to his future contributions as a member of our board." NMHC also announced that Steven B. Klinsky, founder and chief executive officer of New Mountain Capital, LLC, has been elected to the board and appointed non-executive chairman. Mr. Brodsky will remain a director along with James Bigl, Gerald Angowitz, and Paul Konigsberg. In connection with the transactions, as previously agreed upon, Kenneth Daley, Ronald Fish and Gerald Shapiro resigned as directors. NMHC also expanded its board of directors from seven members to 10 members. Along with Mr. Klinsky, five additional directors selected by New Mountain Partners have been elected to the board of directors. The new members of NMHC's board are Steven Klinsky, Michael Ajouz, G. Harry Durity, Michael Flaherman, Robert Grusky, and Robert Silberman.


About NMHC

     National Medical Health Card Systems, Inc. (NMHC) operates NMHC Rx (pharmacy benefits manager or PBM), Integrail (health information solutions),
NMHC Mail (home delivery pharmacy), and Ascend (specialty pharmacy solutions), providing services to corporations, unions, health maintenance organizations, third-party administrators, and local governments. Through its clinical programs, value-added offerings, and advanced information systems, NMHC provides quality, cost effective management of pharmacy benefit programs.

Forward-Looking Statements

     This press release contains forward-looking statements which involve known and unknown risks and uncertainties or other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. When used herein, the words "may", "could", "estimate", "believes", "anticipates", "thinks", "intends", "will be", "expects" and similar expressions identify forward-looking statements. For a discussion of such risks and uncertainties, including but not limited to risks relating to demand, pricing, government regulation, acquisitions and affiliations, the market for PBM services, competition and other factors, readers are urged to carefully review and consider various disclosures made by NMHC in the Company's Annual Report on Form 10-K, as amended, for the fiscal year ended June 30, 2003, and other Securities and Exchange Commission filings.

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